Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Olin Corporation:

We consent to incorporation by reference in the Registration Statements Nos. 333‑05097, 333-17629, 333‑18619, 333‑39305, 333‑39303, 333‑31098, 333‑35818, 333‑97759, 333‑110135, 333‑110136, 333‑124483, 333‑133731, 333‑148918, 333‑158799, 333‑166288, 333‑176432, and 333-195500 on Form S‑8 of Olin Corporation of our report dated February 25, 2015 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of Olin Corporation.

/s/ KPMG LLP
St. Louis, Missouri
February 25, 2015